Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective as of April 3, 2001 (“Agreement”), is made between LeapFrog Enterprises, Inc., a Delaware corporation (the “Company”), and Madeline Schroeder (the “Employee”).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. EMPLOYMENT.

1.1 Position, Duties, Responsibilities, Authority. The Company hereby employs Employee as the Vice President of Worldwide Product Content, on the terms and conditions hereinafter set forth. In such capacity, Employee shall have such duties and authority as are customary for, and commensurate with such position. Employee shall, to the best of Employee’s ability, carry out such responsibilities and duties in an efficient trustworthy, effective and businesslike manner. Employee shall perform Employee’s responsibilities hereunder for the Company and/or such affiliates of the Company as the President of the Company may designate from time to time.

1.2 Exclusive Employment. While Employee is employed with the Company, Employee shall devote Employee’s full business time to Employee’s duties and responsibilities set forth in this Section 1. Without limiting the generality of the foregoing, Employee shall not, without the prior written approval of the Company’s Board of Directors, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Employee may engage in civic, philanthropic and community service activities so long as such activities do not interfere with Employee’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interests of the Company.

SECTION 2. COMPENSATION AND OTHER BENEFITS.

In consideration of Employee’s employment, and except as otherwise provided herein, Employee shall receive from the Company the compensation and benefits described in this Section 2, in full and complete satisfaction of all of the Company’s obligations to Employee arising from Employee’s employment. The compensation and employee benefits payable to Employee pursuant to this Agreement may be changed only by the written agreement of the parties. Employee authorizes the Company to deduct and withhold from all compensation to be paid to Employee any and all sums required to be deducted or withheld by the Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

2.1 Base Compensation. While Employee is employed with the Company, the Company shall pay to Employee, and Employee shall be entitled to receive from the Company, as a fixed salary for the full time employment referred to in Section 1 hereof, compensation (“Compensation”) from the effective date of this Agreement through January 1, 2002 at the rate of Sixteen Thousand, Six Hundred and Sixty Seven Dollars ($16,667) per calendar month [a rate equivalent to $200,000 per annum]. Said Compensation shall be payable in intervals not less than twice a month in accordance with Company payment policy for executives in effect from time to time.

2.2 Stock Options. The Company will grant you 150,000 options to purchase class A common stock at $5.00 per share, pursuant to the Company’s Stock Option Plan, effective with the next mass grant of stock options, which is expected to occur in September 2001. The vesting period shall be monthly over four years with 2,604 options vesting monthly.

2.3 Performance Bonus. Employee shall be eligible to receive an annual bonus (“Bonus”), of $60,000, based upon performance standards as established in writing by the President of LeapFrog, with consultation with Employee, provided employee is employed as of December 31 of the year of the Bonus.

2.4 Other Benefits. Employee shall be entitled to applicable employee benefits, such as group medical and dental for Employee, Employee’s spouse and dependent children, life and disability insurance coverage, sick leave and vacation all as granted to the Company’s employees in accordance with the Company’s policies and guidelines, including but not limited to contribution requirements for dependent coverage, as approved by the Company’s Board of Directors from time to time.

SECTION 3. EMPLOYMENT TERM AND TERMINATION.

3.1 Term and Termination. Employee’s employment with Company is for unspecified duration and constitutes at-will employment within the meaning of California Labor Code Section 2922. Accordingly, the employment relationship may be terminated at any time with or without cause, by Company or by Employee, by delivery of written notice. Except as otherwise specifically provided in Section 3.2 below, upon termination of employment Employee shall not be entitled to receive any compensation or benefits other than Compensation due through the date of termination of Employment.

3.2 Compensation and Benefits Upon Termination Without Cause. In the event the Company terminates the Employee’s employment for any reason other than the death or disability of Employee, or Cause, the Company shall pay Employee: (i) in a lump sum within thirty (30) days of the effective date of termination, any Compensation due through the date of termination; (ii) the balance of Employee’s Compensation, as and when otherwise payable hereunder, which Employee would have been entitled to receive through the end of the Severance Period (as defined below), (iii) a pro rata portion of Employee’s Bonus, as and when otherwise payable hereunder, which Employee would have been entitled to receive through the effective date of termination, and (iv) continuation of benefits upon substantially the same terms and conditions then in effect on the date of termination under all medical, dental and life insurance plans through the end of the Severance Period, provided that Employee at Employee’s expense shall be entitled to continue appropriate benefits under any applicable Cobra program thereafter and (v) one year of accelerated stock options vesting. In no event will Employee vest in any stock options or other similar rights during the Severance Period. As used in this Section 3.2, the Severance Period shall mean the period beginning on the date of termination of employment and ending on the earliest of: (a) the date that Employee is employed with another employer, or (b) the date that Employee is engaged in any independent contractor or consulting relationship, or (c) the date that is three (3) months after the date of termination of Employee’s employment with the Company during the first year of employment and two (2) months after the second year of employment.

For purposes of this Section 3.2, the following definitions shall apply:

The term “disability” shall mean a physical or mental disability that renders Employee unable to perform Employee’s normal duties for the Company for a period of 120 consecutive days as determined by the Board of Directors of the Company.

The term “Cause” shall mean if the Employee shall (i) commit an act of fraud, embezzlement or misappropriation involving the Company, (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty or no contest to, any felony involving moral turpitude or dishonesty, (iii) commit an act, or fail to commit an act, involving the Company which amounts to, or with the passage of time would amount to, willful misconduct, wanton misconduct, gross negligence or a breach of this Agreement and which results or will result in significant harm to the Company, or (iv) willfully fail to perform the responsibilities and duties specified herein.

SECTION 4. BUSINESS EXPENSES

4.1 The Company shall pay for or reimburse Employee for all reasonable business expenses incurred by Employee in the performance of Employee’s duties hereunder, upon submission to the Company in accordance with Company policy of a written accounting of such expenses, which accounting shall include an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Employee reasonably has been able to obtain.

SECTION 5. COVENANTS OF EMPLOYEE.

5.1 Acknowledgments. Employee acknowledges the following:

5.1.1 Access to Confidential Information. Employee’s services to be rendered hereunder shall place him in a position of confidence and trust which shall allow him access to “Confidential Information” (as hereinafter defined).

5.1.2 Fair and Reasonable Covenant. The type and period of restrictions imposed by the covenants in this Section 5 are fair and reasonable and such restrictions will not prevent Employee from earning a livelihood.

5.2 Covenant as to Nondisclosure or Use of Confidential Information. Employee agrees as follows:

5.2.1 Employee shall not at any time during or after Employee’s employment, disclose to anyone outside of the Company or use for any purpose that is not expressly authorized by the Company any Confidential Information. Employee shall not deliver, reproduce or in any way allow any Confidential Information to be delivered to or used by any third parties without specific written consent of a the President of the Company.

5.2.2 The Company’s agreements with other persons or with the U.S. government, or its agencies, may include agreements that impose obligations or restrictions regarding inventions that occur in connection with work relating to such an agreement, or regarding the confidential nature of work pursuant to such an agreement. Employee agrees to be bound by all such lawful obligations and restrictions, and to do whatever is necessary to satisfy the obligations of the Company.

5.2.3 Employee acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that during the term of Employee’s employment with the Company and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Employee’s work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

5.2.4 During Employee’s employment by the Company, Employee shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee shall not bring on to the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person. Employee will use in the performance of Employee’s duties only information generally known and used by persons with training and experience comparable to Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

5.2.5 If this Agreement is terminated for any reason, Employee shall promptly surrender and deliver to the Company all Confidential Information. Employee will not retain any description or other document that contains or relates to any Confidential Information that Employee may produce, obtain or otherwise learn about during employment with the Company.

5.3 Assignment of Inventions. Employee assigns and transfers to the Company Employee’s entire right, title and interest in and to all inventions including, but not limited to, ideas, improvements, designs and discoveries (“Inventions”), whether or not patentable and whether or not reduced to practice, made or conceived by Employee (whether made solely by Employee or jointly with others) during Employee’s employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work or research and development of the Company or its subsidiaries, or result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company or its subsidiaries. All Inventions are the sole property of the Company; provided, however, that this Agreement does not require assignment of an Invention which qualifies fully for protection under Section 2870 of the California Labor Code (“Section 2870”), which provides as follows:

5.3.1 Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of Employee’s or her rights in an invention to Employee’s or her employer shall not apply to an invention that the employee developed entirely on Employee’s or her own time and without using the employer’s equipment, suppliers, facilities or trade secrets information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(b) result from any work performed by the employee for the employer.

5.3.2 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under Section 5.3.1, the provision is against the public policy of this state and is unenforceable.

5.4 Disclosure Of Inventions: Patents. Copyrights and Mask Work Rights. Employee agrees that in connection with any Invention:

5.4.1 To keep and maintain adequate and current written records of all Inventions made by Employee (in the form of notes, sketches, drawings and other forms specified by the Company) while employed by the Company. These records shall be available to the Company and shall be and remain the sole property of the Company at all times. Employee will disclose such Inventions promptly in writing to Employee’s immediate supervisor at the Company, with a copy to the Company President, whether or not Employee believes the Invention is protected by Section 2870. Such disclosure shall be received in confidence by the Company. Within thirty (30) days after receipt of such disclosure, the Company shall respond to Employee specifying that the Company either (i) claims that the Invention is an assignable invention (as defined below in Section 5.4.2), (ii) relinquishes any claim to the Invention or (iii) requires further or more detailed disclosure to assess its rights to the Invention under this Agreement. In the case of clause (iii) above, the Company shall permit Employee time during normal business hours reasonably necessary to prepare a more detailed disclosure; and the Company shall provide an additional response as described in this Section 5.4.1 within thirty (30) days after receipt by the Company of such further or more detailed disclosure.

5.4.2 Upon request, to promptly execute a written assignment of title to the Company for any Invention required to be assigned by Section 5.3 (“assignable invention”) and Employee will preserve any such assignable invention as Confidential Information.

5.4.3 Upon request, to assist the Company or its nominee (at its expense) during and at any time subsequent to Employee’s employment in every reasonable way to obtain for the Company’s or its nominee’s benefit, patents, copyrights, mask work rights and other statutory rights (“Statutory Rights”) for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented, copyrighted or the subject of a mask work right. Employee shall execute such papers and perform such lawful acts as the Company deems necessary to exercise all rights, title and interest in such Statutory Rights.

5.4.4 To execute and deliver to the Company or its nominee upon request and at its expense all documents, including applications for and assignments of Statutory Rights to be issued therefor, as the Company determines are necessary or desirable to apply for and obtain Statutory Rights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in Statutory Rights and to vest title thereto in the Company or its nominee.

5.5 Return of Business Records and Equipment. Upon termination of Employee’s employment hereunder, Employee shall promptly return to the Company (i) all documents, records, procedures, books, notebooks, notes and any other documentation or materials in any form whatsoever, which was obtained or developed in the course of Employee’s employment with the Company including but not limited to written, audio, video or electronic, embodiment of any information pertaining to the Company including but not limited to Confidential Information, including any and all copies of all or any portion of such documentation or material then in Employee’s possession or control regardless of whether such documentation was prepared or compiled by Employee, Company, other employees of the Company, representatives, agents, or independent contractors and (ii) all equipment or tangible personal property entrusted to Employee by the Company. Employee acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

5.6 Additional Covenants Protecting the Interests of the Company. Employee agrees that at all times during Employee’s employment hereunder, Employee shall comply with the Company’s employee manual and other policies and procedures reasonably established by the Company from time to time concerning matters such as management, supervision, recruiting, equal employment opportunity, and sexual harassment.

5.7 Post-Employment Cooperation.

5.7.1 Employee agrees that during the period of Employee’s employment by the Company, Employee will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with Employee’s employment by the Company. Employee agrees further that for the period of Employee’s employment by the Company, and for eighteen (18) months after the date of termination of Employee’s employment by the Company, Employee will not either directly or indirectly solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relation ship with the company to become an employee, consultant or independent contractor to or for any other person or entity.

5.7.2 Employee agrees that, for a period of three years following Employee’s termination of employment under this Agreement, Employee shall, upon Company’s reasonable request and in good faith and with Employee’s best efforts, subject to Employee’s reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Employee obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, Employee’s participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Employee’s business and personal obligations at the time. The Company shall pay Employee’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation.

5.8 Certain Definitions. For purposes of this Section 5, “Confidential Information” shall mean information and compilations of information relating to the business and the owners of the Company and/or their affiliates provided to Employee in connection with Employee’s employment with the Company and/or any affiliate of the Company or to which Employee had access or which Employee compiled while an Employee of the Company and/or an affiliate of the Company, including, but not limited to, information regarding any trade secrets, proprietary knowledge, operating procedures, finances, financial condition, organization, employees, customers, clients, agents, other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, prices and price lists, operating and training materials, data bases and analyses, designs, formulae, test data and all other documents relating thereto or strategies of the Company; provided, however, the term “Confidential Information” as used herein shall not include information (i) which has become public, published or is otherwise in the public domain through no fault of Employee prior to any disclosure thereof by Employee, (ii) which was known to Employee prior to Employee’s employment or affiliation with the Company, (iii) which is required to be disclosed by statute, regulation or court order, or (iv) which is known generally to the public. As used throughout this Section 5, the term “Company” shall be deemed to include and refer to any company or person affiliated with the Company.

5.9 Remedies. In view of the position of confidence which Employee will enjoy with the Company and the anticipated relationship with the clients, customers, and employees of the Company and its affiliates pursuant to Employee’s employment hereunder, and recognizing both the access to confidential financial and other information which Employee will have pursuant to Employee’s employment, Employee expressly acknowledges that the restrictive covenants set forth in this Section 5 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its affiliates. Employee further acknowledges that (i) it would be difficult to calculate damages to the Company and its affiliates from any breach of Employee’s obligations under this Section 5, (ii) that injury to the Company and its affiliates from any such breach would be irreparable and impossible to measure, and (iii) that the remedy at law for any breach or threatened breach of this Section 5 would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its affiliates has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies without the necessity of showing actual damages or posting bond.

SECTION 6. REPRESENTATIONS BY EMPLOYEE.

Employee represents and warrants that Employee is free to enter into and perform each of the terms and conditions of this Agreement; and that Employee’s execution and/or performance of all Employee’s obligations under this Agreement does not and will not violate or breach any other agreement between Employee and any other person or entity. Employee acknowledges that but for this representation and warranty, the Company would not agree to enter into this Agreement.

SECTION 7. ASSIGNABILITY.

This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Employee to perform services and the covenants provided by Employee hereunder are personal to Employee and have been a material consideration for the Company to enter into this Agreement. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 8. NOTICES.

Notices under this Agreement shall be sufficient only if mailed by certified or registered United States mail, return receipt requested, or personally delivered, to the parties at their addresses set forth on the signature page hereof or as amended by notice pursuant to this subsection. Notice by mail shall be deemed received two (2) days after deposit.

SECTION 9. MISCELLANEOUS.

9.1 Entire Agreement. This Agreement contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations or discussions between or among the parties relating to this Agreement and all past course of dealing or industry custom. Employee has not entered into this Agreement or employment relationship in reliance on any representations, written or oral, other than those contained herein. This Agreement may be modified only by a writing signed by Employee and the President of Company.

9.2 Amendment. This Agreement may not be amended except by an instrument in writing duly executed by the parties hereto.

9.3 Applicable Law: Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California.

9.4 Attorneys’ Fees. In any action or proceeding to enforce or interpret this Agreement, or arising out of this Agreement, the prevailing party or parties are entitled to recover a reasonable allowance for fees and disbursements of counsel and costs of arbitration or suit, to be determined by the arbitrator or the court in which the action or proceeding is brought.

9.5 Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full force and effect, unless the remaining provisions are so eviscerated by such holding that they do not reflect the intent of the parties in entering into this Agreement. If any provision of this Agreement is held to be unreasonable or excessive in scope or duration, that provision will be enforced to the maximum extent permitted by law or modified so as to render it enforceable consistent with the intent of the parties insofar as possible.

9.6 Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power or privilege.

9.7 Gender and Number. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word “person” shall include any natural person, partnership, corporation, association, trust, estate or other legal entity.

9.8 Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.

9.9 Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

9.10 Arbitration. To provide a rapid and cost effective means of dispute resolution,

any and all disputes or controversies whether at law or in equity arising from or in connection with this Agreement or the employment of Employee hereunder, shall, at the option of the Company or Employee, be resolved to the fullest extent permitted by law, bring to final binding and confidential arbitration in San Francisco, California, conducted by the American Arbitration Association (“AAA”). Such arbitration shall comply with and be governed by the provisions of the Commercial Arbitration Rules of the AAA, and judgment upon the award tendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In addition to any other remedies, including injuncture relief, which may be awarded by the arbitrator(s), attorneys’ fees shall be borne by the losing party in such proportion as the arbitrator(s) shall determine.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EMPLOYEE: /s/ Madeline Schroeder

Address:

[Address omitted]

LeapFrog Enterprises Incorporated

By:	/s/ Paul Rioux
Name:	Paul Rioux
Title:

Address:

6401 Hollis Street, Suite 150 Emeryville, CA 94608